As filed with the Securities and Exchange Commission on May 13, 2016

File No. 811-22186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
ACT OF 1940	[X]

Amendment No. 12	[X]

OPPENHEIMER MASTER INTERNATIONAL VALUE FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Cynthia Lo Bessette, Esq.

OFI Global Asset Management, Inc.

225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A (File No. 811-22186) (the "Registration Statement") consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated May 13, 2016, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on August 28, 2015 and are incorporated by reference.

OPPENHEIMER MASTER INTERNATIONAL VALUE FUND, LLC

Amendment dated May 13, 2016 to the

Registration Statement dated August 28, 2015

This following information supplements and/or replaces the respective information in the Fund’s Prospectus and Statement of Additional Information dated August 28, 2015. This Amendment No. 12 should be read in conjunction with the Fund’s Registration Statement, dated August 28, 2015.

Effective May 13, 2016, the Registration Statement is revised as follows:

1.	Item 9 Section (b) in Part A titled "Investments in Oppenheimer Institutional Money Market Fund" is deleted in its entirety and replaced with the following:

Investments in Money Market Instruments. The Fund can invest its free cash balances in money market instruments to provide liquidity or for defensive purposes. Money market instruments are short-term, U.S. dollar-denominated debt instruments issued or guaranteed by domestic and foreign corporations and financial institutions, the U.S. government, its agencies and instrumentalities and other entities. Money market instruments include certificates of deposit, commercial paper, repurchase agreements, treasury bills and other short term debt obligations that have a final maturity, as defined under rules under the Investment Company Act, of 397 days or less. They may have fixed, variable or floating interest rates. Money market instruments are subject to certain risks, including the risk that an issuer of an obligation that the Fund holds might have its credit rating downgraded or might default on its obligations, or that interest rates might rise sharply, causing the value of the Fund's investments to fall.

The Fund may invest in money market instruments by investing in Class E shares of Oppenheimer Institutional Money Market Fund. It may also invest in money market instruments directly, or in other affiliated or unaffiliated money market funds. The Fund may invest in such other money market funds, such as Oppenheimer Institutional Money Market Fund, rather than purchasing individual short-term investments. Oppenheimer Institutional Money Market Fund is a registered open-end management investment company, regulated as a money market fund under the Investment Company Act of 1940, and is part of the Oppenheimer family of funds. At the time of an investment, the Fund cannot always predict what will be the yield of the Oppenheimer Institutional Money Market Fund, or any other money market fund it may hold, because of the wide variety of instruments that such fund may hold in its portfolio. The return on those investments may, in some cases, be lower than the return that would have been derived from other types of investments that would provide liquidity. As a shareholder, the Fund will be subject to its proportional share of the expenses of any other money market fund it may hold, including its advisory fee. However, the Manager will waive a portion of the Fund's advisory fee to the extent of the Fund's share of the advisory fee paid to the Manager by Oppenheimer Institutional Money Market Fund, or to any other similar affiliated money market fund of which the Fund is a shareholder. If the Fund invests in an unaffiliated money market fund, the Manager will not waive a portion of the Fund’s advisory fee representing the Fund’s share of the advisory fee paid by such unaffiliated fund to any unaffiliated manager.

Effective September 28, 2016, all references in this Registration Statement to “Oppenheimer Cash Reserves,” “Oppenheimer Institutional Money Market Fund,” and “Oppenheimer Money Market Fund” are deleted and replaced by references to “Oppenheimer Government Cash Reserves,” “Oppenheimer Institutional Government Money Market Fund” and “Oppenheimer Government Money Market Fund,” respectively.

2.	Section (h) of Item 19 in Part B titled "The Custodian" is deleted in its entirety and replaced with following:

The Custodian. Brown Brothers Harriman & Co. (BBH) is the custodian of the Fund's cash balances and portfolio securities, except affiliated mutual fund shares. The custodian's responsibilities include safeguarding and controlling the Fund's portfolio securities and handling the delivery of such securities to and from the Fund. It is the practice of the Fund to deal with the custodian in a manner uninfluenced by any banking relationship the custodian may have with the Manager and its affiliates. As a bank regulated by the New York State Banking Department, BBH is not an FDIC insured bank. As such, the Fund's cash balances with BBH are not protected by the Federal Deposit Insurance Corporation ("FDIC"). The Sub-Transfer Agent records the Fund’s positions in affiliated mutual fund shares that may be held by the Fund.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 13th day of May, 2016.

Oppenheimer Master International Value Fund, LLC

By:	/s/ Arthur P. Steinmetz*
Arthur P. Steinmetz Trustee, President and
Principal Executive Officer

*By: /s/ Mitchell Lindauer

Mitchell Lindauer, Attorney-in-Fact

Date: May 13, 2016